Exhibit 77Q2

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and Section 30(h) of the Investment Company Act 1940, as amended, require the Fund's directors, its executive (and certain other) officers, Schroder Investment Management North America Inc. ("SIMNA"),
Schroder Investment Management North America Ltd. ("SIMNA Ltd."), certain affiliated persons of SIMNA and SIMNA Ltd. and any persons who beneficially own more than 10% of the Fund's common stock to report their ownership of the Fund's common stock and any changes in that ownership to the Fund, the Securities and Exchange Commission and the New York Stock Exchange.

Based solely upon a review of copies of such forms and written representations from certain of such persons, all of these requirements appear to have been satisfied by such persons during the year ended December 31, 2017, except that a Form 4 to report the acquisition by Jean E. Hoysradt, an independent director of the Fund, of shares of the Fund's common stock on October 13, 2017 was not filed due to administrative oversight.  A Form 5 was timely filed on February 6, 2018 to report the transaction.